UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2008

CTS CORPORATION

(Exact Name of Company as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

Company’s Telephone Number, Including Area Code:                                                                                                 (574) 523-3800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 21, 2008, Matthew W. Long will end his duties as Interim Chief Financial Officer for CTS Corporation (the “Company”) and continue on in the capacity of the Company’s Treasurer in connection with the following announcement and appointment.  On January 10, 2008, the Board of Directors of the Company announced that they had appointed Donna L. Belusar, 47, Senior Vice President and Chief Financial Officer of the Company effective January 21, 2008.  She will serve at the pleasure of the Board of Directors until a successor is selected and qualified.  Ms. Belusar has most recently served as Executive Chief Financial Officer, Global Financing Americas Division of IBM Credit LLC, since 2004 and was Executive Director, Internal Audit, at IBM Corporation (“IBM”) from 2002-2004.  IBM Credit LLC is a wholly-owned subsidiary and a financing arm of IBM, a developer and manufacturer of information technologies such as computer systems, software, networking systems, storage devices, and microelectronics.  Ms. Belusar began her career with IBM in 1982 as a Cost Engineer Analyst and steadily progressed through assignments of increasing responsibilities, including Senior Financial Analyst, Assistant Site Controller, Program Manager and M&A, and Program Manager, Corporate Operating and Strategic Planning in several IBM operations in New York.  She received an honorary Doctoral in Corporate Enterprise Management and a Masters in Business Administration in Finance from Binghamton University in New York and a Bachelors of Science in Business Engineering from Michigan Technological University.

Ms. Belusar will receive a base salary of $275,000 per annum, and is eligible to participate in the Company’s Management Incentive Plan in 2008 at an on-target rate of 45% of base salary (the plan would allow for Ms. Belusar to earn an annual incentive award ranging from 0% to 90% of base annual salary, depending on the Company’s performance against pre-set objectives, as well as her performance against individual performance objectives).  Ms. Belusar will also receive a grant of 25,000 restricted stock units, contingent on her start of employment with the Company.  The grant will be effective on the third trading day following the Company’s next earnings release.  The grant will vest over five (5) years with twenty percent (20%) of the grant amount vesting annually.  Ms. Belusar will receive a quarterly perquisite allowance of $4,000 per quarter.

In addition, Ms. Belusar will be eligible to participate in the Company’s benefits plans and receive other benefits, including but not limited to participation in the CTS Corporation Retirement Savings Plan (401(k)), medical and dental programs, short-term and long-term disability benefits, life insurance, five (5) weeks of vacation per year, up to six (6) months of temporary housing and living expenses, reimbursement of certain relocation expenses, a $4,000 miscellaneous moving allowance, a one-time gross-up payment for Ms. Belusar’s tax liability arising out of non-deductible relocation expenses being paid on her behalf by the Company or reimbursed to her by the Company, financial planning services, tax preparation, and payment for an executive physical.

At the time her employment commences, Ms. Belusar will also be offered a severance agreement (“Severance Agreement”) by the Company.  The terms of the Severance Agreement will become operative only in the event of a change-in-control and will be substantially similar to the terms of severance agreements currently in place with other key Company executives.

Item 9.01                       Financial Statements and Exhibits.

(d)	Exhibits. 99.1 Press Release issued by CTS Corporation on January 10, 2008 regarding the appointment of Donna L. Belusar as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

            /s/ Richard G. Cutter, III
By:          Richard G. Cutter, III
Vice President, Secretary, and General Counsel

Date:  January 15, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release dated January 10, 2008